                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only
                                               (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       SPANISH BROADCASTING SYSTEM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   [SBS LOGO]

                           2601 SOUTH BAYSHORE DRIVE
                          COCONUT GROVE, FLORIDA 33133

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                                               February 12, 2001

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Spanish Broadcasting System, Inc. (the "Company"). The Annual Meeting will be held on Monday, March 5, 2001, at 11:30 a.m., in the Continental Ballroom of the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, Florida 33133.

     At the meeting, stockholders of the Company will be asked to consider and act upon the election of directors and ratification of auditors. These matters are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

     We recommend that you vote in favor of each proposal. Your vote is important regardless of the number of shares you own. We strongly encourage you to participate by voting your shares whether or not you plan to attend the meeting. Please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

     Included with the attached Proxy Statement is a copy of the Company's Annual Report for fiscal year 2000. We encourage you to read the Annual Report. It includes information on the Company's operations, markets and services, as well as the Company's audited financial statements.

     We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Raul Alarcon, Jr.

                                          Raul Alarcon, Jr.
                                          Chairman of the Board of Directors,
                                          President
                                          and Chief Executive Officer

                                   [SBS LOGO]

                           2601 SOUTH BAYSHORE DRIVE
                          COCONUT GROVE, FLORIDA 33133

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 MARCH 5, 2001

Dear Stockholders:

     The Annual Meeting of Stockholders of Spanish Broadcasting System, Inc. (the "Company") will be held on Monday, March 5, 2001, at 11:30 a.m., in the Continental Ballroom of the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, Florida 33133, for the following purposes:

     1. To elect the board of directors to serve for the current fiscal year.

     2. To ratify the appointment of KPMG LLP as independent public accountants for the Company for the current fiscal year.

     3. To transact any other business that may properly come before the meeting.

     Stockholders of record at the close of business on January 9, 2001 are entitled to notice of, and to vote at, the Annual Meeting and at any continuation or adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Joseph A. Garcia
                                          Joseph A. Garcia
                                          Chief Financial Officer,
                                          Executive Vice President and Secretary

Coconut Grove, Florida
February 12, 2001

                                PROXY STATEMENT

                                                               February 12, 2001

     The accompanying proxy is solicited on behalf of the Board of Directors of Spanish Broadcasting System, Inc., a Delaware corporation (the "Company" or "SBS"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held on Monday, March 5, 2001, at 11:30 a.m., in the Continental Ballroom of the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, Florida 33133. All holders of record of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock") and Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock"), at the close of business on January 9, 2001 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 36,856,305 shares of Class A Common Stock outstanding and entitled to vote and 27,801,900 shares of Class B Common Stock outstanding and entitled to vote. A majority of the aggregate votes entitled to be cast by the Class A Common Stock and Class B Common Stock, voting together as a single class, will constitute a quorum for the transaction of business at the Annual Meeting. This Proxy Statement, the accompanying proxy, and the Company's Annual Report for the year ended September 24, 2000, containing audited financial statements for such year, were first mailed to stockholders on or about February 12, 2001. The Company's Annual Report contains the information required by Rule 14a-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Stockholders are entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock held, on each matter presented. Shares of Class A Common Stock and Class B Common Stock may not be voted cumulatively.

     The presence, in person or represented by proxy, of the holders of a majority of the aggregate votes entitled to be cast by the Class A Common Stock and Class B Common Stock, voting together as a single class, shall constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented.

     Stockholders are requested to complete, date, and sign the accompanying proxy, and return it promptly to the Company. A proxy that is properly submitted to the Company may be revoked at any time before it is exercised by written notice to the Company. Any stockholder attending the Annual Meeting may vote in person and by doing so revokes any proxy previously submitted by him or her. Subject to such revocation, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted in accordance with the specification on the proxy card. If no specification is made, proxies will be voted in favor of the proposals therein. As to other matters, if any, to be voted upon at the Annual Meeting, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of the Company's common stock. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers, and other employees of the Company by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies from brokers, nominees and institutional holders for a fee of $1,500, plus out-of-pocket expenses.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of January 9, 2001, by:

     - each person known by the Company to beneficially own more than 5% of any class of common stock;

     - each director and each executive officer named in the Summary Compensation Table; and

     - all named executive officers and directors as a group.

     Unless indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

                                           CLASS A SHARES              CLASS B SHARES
                                      -------------------------   ------------------------    PERCENT OF     PERCENT OF
                                                     PERCENT OF                 PERCENT OF       TOTAL         TOTAL
                                      NUMBER OF       CLASS A     NUMBER OF      CLASS B       ECONOMIC        VOTING
       NAME AND ADDRESS(1)(2)          SHARES          SHARES       SHARES        SHARES       INTEREST        POWER
       ----------------------         ---------      ----------   ----------    ----------   -------------   ----------
Raul Alarcon, Jr. ..................   200,000(3)          *      26,156,750       94.1%         40.8%          83.1%
Pablo Raul Alarcon, Sr..............        --             0%      1,070,000(15)    3.85%        1.65%           3.4%
Joseph A. Garcia....................   130,000(3)          *              --          0%            *              *
Juan A. Garcia......................    18,000(3)(4)       *              --          0%            *              *
Luis Diaz-Albertini.................    35,470(3)          *              --          0%            *              *
Roman Martinez IV...................    20,000(16)         *              --          0%            *              *
Jason L. Shrinsky...................    35,000(3)(5)       *              --          0%            *              *
All named executive officers and
  directors as a group..............   438,470(3)        1.2%     27,226,750       97.9%         42.8%          86.6%
The Marcos and Sonya Rodriguez
  Family Trust(7)...................  2,958,844          8.0%             --          0%         4.57%             *
Massachusetts Financial Services
  Company(9)(14)....................  2,038,370(13)     5.53%             --          0%         3.15%             *
Putnam Investments, Inc. (10)(12)...  3,695,000         10.0%             --          0%         5.71%          1.17%
TCW Group, Inc.(11)(14).............  2,496,800          6.8%             --          0%         3.86%             *
James L. Anderson(8)................  3,445,586(6)       9.3%             --          0%         5.32%           1.1%
Awad Asset Management, Inc.(17).....  2,997,150         8.13%             --          0%         4.64%             *

---------------
 *  Indicates less than 1%.

 1. The address of all directors and executive officers in this table, unless otherwise specified, is c/o Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, Coconut Grove, Florida 33133.

 2. As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting of a security, or the sole or shared power to dispose, or direct the disposition, of a security. A person is deemed as of any date to have beneficial ownership of any security that the person has the right to acquire within 60 days after that date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that the person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

 3. Includes Class A Common Stock issuable upon the exercise of options that the holder has the right to exercise within sixty days of the Record Date.

 4. Includes 4,500 shares owned indirectly through Fraga Incorporated Profit Sharing Plan, an incentive plan of Fraga, Inc., a Florida subchapter S corporation (Mr. Juan A. Garcia shares voting and investment power relating to such shares with his brother, David R. Garcia), 2,750 shares owned jointly with Mr. Juan A. Garcia's spouse (Mr. Juan A. Garcia shares voting and investment power relating to such shares with his spouse) and 750 shares owned by Mr. Juan A. Garcia's spouse (Mr. Juan A. Garcia shares voting and investment power relating to such shares with his spouse).

 5. Mr. Shrinsky holds options to purchase 20,000 shares of Class A Common Stock for the benefit of his law firm, Kaye, Scholer, Fierman, Hays & Handler, LLP. Mr. Shrinsky shares ownership of, and voting and investment power for, 15,000 shares of Class A Common Stock with his spouse.

 6. James L. Anderson has sole voting power and sole dispositive power with respect to 2,961,494 shares and shared voting power with respect to 484,092 shares.

    The Marcos and Sonya Rodriguez Family Trust has the right to receive dividends relating to and the proceeds from the sale of 2,958,844 shares of the Company's Class A Common Stock for which Mr. Anderson has sole voting and dispositive power resulting from his serving as Trustee of the Trust.

    A company of which Mr. Anderson is president has the right to receive dividends relating to and the proceeds from the sale of 484,092 shares of the Company's Class A Common Stock for which Mr. Anderson has shared voting power.

 7. The address of The Marcos and Sonya Rodriguez Family Trust is 8828 North Stemmons Freeway, Suite 106, Dallas, Texas 75247.

 8. The address of James L. Anderson is 8828 North Stemmons Freeway, Suite 106, Dallas, Texas 75247.

 9. The address of the Massachusetts Financial Services Company is 500 Boylston Street, Boston, MA 02116.

10. The address of Putnam Investments, Inc. is One Post Office Square, Boston, MA 02109.

11. The address of the TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, CA 90017.

12. Putnam Investments, Inc. ("Putnam") is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. Putnam wholly owns two registered investment advisers: Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, Inc., ("PAC"), which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees has voting power over the shares held by each fund, and The Putnam Advisory Company, Inc. has shared voting power over the shares held by the institutional clients.

    Putnam and PAC have shared voting power with respect to 192,273 shares.

13. The Massachusetts Financial Services Company has sole voting power with respect to 1,946,545 shares.

14. The Company obtained this information from Form 13F filed November 1, 2000.

15. Mr. Pablo Raul Alarcon, Sr.'s shares are held in a Flint Trust with Mr. Alarcon, Sr. as sole beneficiary.

16. Class A Common Stock issuable upon the exercise of options that Mr. Martinez has the right to exercise within sixty days of the Record Date.

17. The address of Awad Asset Management, Inc. is 250 Park Avenue, New York, N.Y. 10177.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and shall qualify. The Board of Directors has designated Raul Alarcon, Jr., Pablo Raul Alarcon, Sr., Jose Grimalt, Roman Martinez IV and Jason L. Shrinsky as nominees, each of whom currently serves as a member of the Board of Directors. It is the intention of the persons named in the enclosed proxy to vote the shares covered by each proxy for the election of all the nominees named above. Although the Board of Directors does not anticipate that any nominees will be unavailable for election, in the event of such occurrence the proxies will be voted for such substitute, if any, as the Board of Directors may designate.

     The election of directors requires a majority of the votes cast at the Annual Meeting. Votes withheld and broker non-votes are not counted toward a nominee's total. There is no cumulative voting for the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT EACH HOLDER OF CLASS A COMMON STOCK AND EACH HOLDER OF CLASS B COMMON STOCK VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

                             NOMINEES FOR DIRECTOR

     The following table sets forth information concerning the nominees for director. Each of our directors serves until his successor is elected and qualifies.

                NAME                   AGE                      POSITION WITH SBS
                ----                   ---                      -----------------
Raul Alarcon, Jr. ...................  44    Chairman of the Board of Directors, Chief Executive
                                             Officer and President, Member of Compensation Committee
                                               and Executive Committee
Pablo Raul Alarcon, Sr. .............  74    Chairman Emeritus and Director
Jose Grimalt.........................  72    Secretary Emeritus and Director
Roman Martinez IV....................  53    Director, Member of Audit Committee, Compensation
                                               Committee, Executive Committee and Options Committee
Jason L. Shrinsky....................  63    Director, Member of Audit Committee, Compensation
                                               Committee, Executive Committee and Options Committee

     RAUL ALARCON, JR. has been President and a director since October 1985 and Chief Executive Officer since June 1994. On November 2, 1999, Mr. Alarcon, Jr. became Chairman of the Board of Directors and continues as our Chief Executive Officer and President. Mr. Alarcon, Jr. joined SBS as a sales manager in 1983. Mr. Alarcon, Jr. is responsible for our long-range strategic planning and was instrumental in the acquisition and financing of each of our radio stations as well as our initial public offering. Mr. Alarcon, Jr. is the son of Mr. Alarcon, Sr. and the son-in-law of Mr. Grimalt.

     PABLO RAUL ALARCON, SR. was our Chairman of the Board of Directors from March 1983 until November 2, 1999, when he became Chairman Emeritus. Mr. Alarcon, Sr. continues to be a member of our Board of Directors. Mr. Alarcon, Sr. has been involved in Spanish-language radio broadcasting for much of his life. He started his broadcasting career in Cuba in the early 1950's when he established a radio station chain in Camaguey, Cuba. Upon his arrival in the United States, Mr. Alarcon, Sr. continued his career in radio broadcasting and was an on-air personality for a New York radio station before being promoted to programming director. Mr. Alarcon, Sr. subsequently owned and operated a recording studio and an advertising agency. In 1983, he purchased our first radio station. Mr. Alarcon, Sr. is Raul Alarcon, Jr.'s father.

     JOSE GRIMALT has been a member of our Board of Directors and Secretary since 1986. On November 2, 1999, Mr. Grimalt became Secretary Emeritus. From 1969 to 1986, Mr. Grimalt owned and operated Spanish-language station WLVH-FM in Hartford, Connecticut. In 1984, Mr. Grimalt became a stockholder and the President of SBS's California subsidiary which operated KXMG-AM in Los Angeles. Mr. Grimalt is Mr. Alarcon, Jr.'s father-in-law.

     ROMAN MARTINEZ IV became one of our directors on November 2, 1999. Mr. Martinez is a Managing Director for the investment banking firm of Lehman Brothers Inc. where he has held this title since 1978. Mr. Martinez has been an investment banker advising corporations on financings, mergers and acquisitions and related financial matters since 1971. Mr. Martinez sits on the Board of Governors of New York Presbyterian Healthcare System, Inc. and on the Board of Directors of the International Rescue Committee. Lehman Brothers Inc. acts and has acted as financial advisor to us in connection with our financings and one of our acquisitions in fiscal year 2000. An affiliate of Lehman Brothers Inc., Lehman Commercial Paper Inc., acted as administrative agent in connection with the Company's senior credit facilities.

     JASON L. SHRINSKY became one of our directors on November 2, 1999. Mr. Shrinsky is a partner of the law firm of Kaye, Scholer, Fierman, Hays & Handler, LLP, where he has been a partner since 1986. Mr. Shrinsky has been a lawyer counseling corporations and high net worth individuals on financings, mergers and acquisitions, other related financial transactions and regulatory procedures since 1964. Kaye, Scholer, Fierman, Hays & Handler, LLP has served as the Company's counsel for more than 16 years.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
                         AND CERTAIN COMMITTEES THEREOF

     The Board of Directors has an Audit Committee and Compensation Committee. There is no Nominating Committee of the Board of Directors. The primary function of the Audit Committee is to provide advice with respect to the Company's financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information which will be provided by the Company to any governmental body or the public, (ii) the Company's systems of internal controls that management and the Board of Directors have established and (iii) the Company's auditing, accounting and financial reporting processes generally. The members of the Audit Committee are Roman Martinez IV and Jason L. Shrinsky. The Audit Committee held two meetings during the last fiscal year.

     The members of the Compensation Committee are Raul Alarcon, Jr., Roman Martinez IV and Jason L. Shrinsky. Mr. Alarcon, Jr. is our Chairman of the Board of Directors, Chief Executive Officer and President. The functions of the Compensation Committee are to (i) approve policies, plans and performance criteria concerning the salaries, bonuses and other compensation of the executive officers of the Company, (ii) review and approve the salaries, bonuses and other compensation of the executive officers of the Company, (iii) review the compensation programs for other key employees, including salary and cash bonus amounts, (iv) establish and review policies regarding executive officer perquisites, (v) engage experts on compensation matters, if and when the members of the Compensation Committee deem it proper or advisable to do so, and (vi) perform such other duties as shall from time to time be delegated by the Board of Directors. The Compensation Committee met on November 13, 2000 to review certain compensation items for fiscal years 2000 and 2001. Arrangements for the Company's key employees for fiscal year 2000 were determined prior to the creation of the Compensation Committee, which was organized after the completion of our initial public offering on November 2, 1999.

     The Board of Directors held four meetings during the last fiscal year. Each incumbent director who was a director of the Company during the fiscal year ended September 24, 2000, attended all of the meetings of the Board of Directors and the committees of which he was a member that were held during the period such director was a member of the Board of Directors.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company and its subsidiaries, in all capacities during the fiscal years 2000, 1999 and 1998, by our Chief Executive Officer and President and our next four highest paid executive officers at September 24, 2000, whose total annual salary and bonus exceeded $100,000. On November 2, 1999, Mr. Alarcon, Sr. ceased being a salaried executive of SBS and retired effective December 31, 1999. He remains as a member of our Board of Directors.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG TERM
                                                                                                       COMPENSATION
                                                                                                          AWARDS
                                                                                                       ------------
                                                                                                        SECURITIES
                                                                                     OTHER ANNUAL       UNDERLYING
                                                          SALARY          BONUS      COMPENSATION      OPTIONS/SARS
          NAME             PRINCIPAL POSITION    YEAR      ($)             ($)           ($)               (#)
          ----            --------------------   ----   ----------      ----------   ------------      ------------
Raul Alarcon, Jr. ......  Chief Executive        2000   $1,000,000      $1,000,000     $201,829(1)       100,000
                                                 1999    1,985,768       1,265,857      202,452(1)            --
                          Officer, President
                                                 1998    1,633,743(2)      215,000       63,624(1)            --
                          and Chairman of
                          the Board of
                          Directors
Joseph A. Garcia........  Executive Vice         2000      300,000         150,000             (3)       250,000
                                                 1999      296,298         385,000             (3)            --
                          President, Chief
                                                 1998      266,346          27,500             (3)            --
                          Financial Officer
                          and Secretary
Luis Diaz-Albertini.....  Vice President/        2000      225,000          80,000             (7)        50,000
                                                 1999      225,053         210,000             (3)            --
                          Group Sales
                                                 1998      200,000          25,000             (3)            --
Juan A. Garcia(4).......  Vice President of      2000      136,500          70,000             (3)       100,000
                                                 1999           --              --           --               --
                          Finance and
                                                 1998           --              --           --               --
                          Strategic Planning
Pablo Raul Alarcon,       Director (formerly
  Sr. ..................                         2000      124,923(5)           --       56,955(6)            --
                                                 1999      481,846(5)      362,368       59,291(6)            --
                          Chairman of the
                                                 1998      492,577(2)       25,000       50,745(6)            --
                          Board of Directors)

---------------
1. Excludes amounts paid by us in connection with our lease of an apartment in Manhattan owned by Mr. Alarcon, Jr. which is used primarily by Mr. Alarcon, Jr. while on SBS business in New York. Mr. Alarcon, Jr. received personal benefits in addition to his salary and bonus, including use of automobiles. We paid an aggregate of $85,329, $96,512 and $62,691 in each of 2000, 1999 and 1998, respectively, for automobiles used, including driver's salary, by Mr. Alarcon, Jr. In fiscal year 2000, Mr. Alarcon, Jr. received total personal benefits estimated at $201,829, including living quarters for the Raul Alarcon, Jr. family pending completion of the construction of their family home in Miami, Florida. As a result of Mr. Alarcon, Jr.'s relocation to his newly constructed home, our last rent payment for his apartment in Key Biscayne was made on November 30, 2000.

2. Excludes the payment of a dividend to our stockholders in 1998, of which Mr. Alarcon, Jr. received $3.1 million and Mr. Alarcon, Sr. received $0.2 million. Excludes reimbursement of Mr. Alarcon, Jr.'s relocation expenses incurred in connection with the relocation of our headquarters.

3. Excludes perquisites and other personal benefits, securities or property which aggregate the lesser of $50,000 or 10% of the total of annual salary and bonus.

4. Juan A. Garcia served as our Vice President of Finance and Strategic Planning from February 1, 2000 to November 24, 2000.

5. Mr. Alarcon, Sr. received compensation as an officer of SBS through December 31, 1999. He is also entitled to reimbursement of his out-of-pocket expenses as a member of the Board of Directors. Pursuant to his retirement agreement, upon completion of the Company's initial public offering on November 2, 1999, we purchased an annuity for his retirement which became effective on January 2, 2000.

6. In addition to his salary and bonus, Mr. Alarcon, Sr. received personal benefits including the use of automobiles. We paid an aggregate of $56,955, $57,451 and $49,812 in each of 2000, 1999 and 1998, respectively, for automobiles used by Mr. Alarcon, Sr., including driver's salary.

7. Excludes a $50,000 loan made by SBS to Mr. Diaz-Albertini which is to be repaid over two years with amounts withheld from Mr. Diaz-Albertini's salary. The loan is subject to forgiveness if Mr. Diaz-Albertini meets certain sales targets.

                                 STOCK OPTIONS

     The following table sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 2000:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                 ------------------------------------------------------------   -----------------------
                                                      PERCENT OF
                                                        TOTAL
                                   NUMBER OF         OPTIONS/SARS
                                  SECURITIES          GRANTED TO                                   VALUE AT ASSUMED
                                  UNDERLYING         EMPLOYEES IN    EXERCISE OR                 ANNUAL RATES OF STOCK
                                 OPTIONS/SARS        FISCAL YEAR     BASE PRICE    EXPIRATION   PRICE APPRECIATION FOR
             NAME                GRANTED(#)(1)           2000          ($/SH)         DATE            OPTION TERM
             ----                -------------       ------------    -----------   ----------   -----------------------
                                                                                                  5%($)        10%($)
                                                                                                ----------   ----------
Raul Alarcon, Jr. .............     100,000(2)            6.3%        $20.00        10/27/04    $1,257,789   $3,187,485
Joseph A. Garcia...............     250,000              15.7         $20.00        10/27/09     3,144,473    7,968,712
Luis Diaz-Albertini............      50,000               3.1         $20.00        10/27/09       628,895    1,593,742
Juan A. Garcia.................     100,000(3)            6.3         $20.8125      02/16/10     1,308,887    3,316,976
Pablo Raul Alarcon, Sr.........          --                --          --                 --            --           --

---------------
1. Each option was granted under our 1999 Stock Option Plan and, other than as noted in footnote (2) or (3), vests 20% immediately, and 20% on the anniversary date of the completion of our initial public offering on November 2, 1999 for the following four consecutive years. The options that are not otherwise exercisable prior to a change in control of the Company shall become exercisable on the date of a change in control of the Company and shall remain exercisable for the remainder of the term of the option, as discussed in the Company's 1999 Stock Option Plan.

2. Raul Alarcon, Jr.'s options vested immediately and became exercisable upon completion of the Company's initial public offering on November 2, 1999.

3. Juan A. Garcia served as our Vice President of Finance and Strategic Planning from February 1, 2000 to November 24, 2000. Of Mr. Juan A. Garcia's options, 10,000 vested on February 16, 2000, and became immediately exercisable and the remainder were forfeited upon the termination of his employment with the Company on November 24, 2000.

     The following table sets forth certain information regarding stock options exercised by the named executive officers during the fiscal year ended September 24, 2000, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and nonexercisable stock options as of September 24, 2000. Also reported are the values of "in the money" options which represent the positive spread between the exercise price of any existing stock options and the Class A Common Stock price as of September 24, 2000.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED      VALUE OF UNEXERCISABLE IN-
                                                             OPTIONS/SARS AT FISCAL           THE-MONEY OPTIONS
                                                                   YEAR END(#)              AT FISCAL YEAR END($)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ---------------   -----------   -----------   -------------   -----------   -------------
Raul Alarcon, Jr.........        --              --          100,000              0             --             --
Joseph A. Garcia.........        --              --           50,000        200,000             --             --
Luis Diaz-Albertini......        --              --           10,000         40,000             --             --
Juan A. Garcia...........        --              --           10,000         90,000*            --             --
Pablo Raul Alarcon,
  Sr. ...................        --              --               --             --             --             --

---------------
* Upon the termination of Mr. Juan A. Garcia's employment with the Company on November 24, 2000, Mr. Garcia's unexercisable options to purchase 90,000 shares of Class A Common Stock were forfeited.

                     EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Raul Alarcon, Jr.

     We have an employment agreement with Raul Alarcon, Jr. dated as of October 25, 1999, pursuant to which Mr. Alarcon, Jr. serves as our Chairman of the Board of Directors, Chief Executive Officer and President. The agreement became effective on October 27, 1999, expires on December 31, 2004 and renews for successive one-year periods after December 31, 2004, unless notice of termination is delivered by either party 90 days prior to the termination date. The agreement provides for a base salary of not less than $1.0 million for each year of the employment term, which may be increased by the Board of Directors. Under the terms of the agreement, Mr. Alarcon, Jr. will be paid an annual cash performance bonus determined by the Board of Directors based on annual same station broadcast cash flow growth. Mr. Alarcon, Jr. has the right to receive options to purchase 100,000 shares of Class A Common Stock each year of employment. The initial grant of options to purchase 100,000 shares was made on October 27, 1999 and vested on November 2, 1999 at an exercise price equal to $20.00 per share. The additional grants will be made on each anniversary of October 27, 1999 at an exercise price equal to the then fair market value of our Class A Common Stock. Mr. Alarcon, Jr. is also entitled to participate in our employee benefit plans and to receive other non-salary benefits, such as health insurance, life insurance, reimbursement for business related expenses and reimbursement for personal tax and accounting expenses. The agreement provides that Mr. Alarcon, Jr.'s employment may be terminated at the election of the Board of Directors upon his disability or for cause (as defined in the agreement). Pursuant to the agreement, Mr. Alarcon, Jr. is entitled to the use of one automobile and driver at our expense.

Joseph A. Garcia

     During fiscal year 2000, we had an employment agreement with Joseph A. Garcia dated as of October 25, 1999, pursuant to which Mr. Garcia served as our Chief Financial Officer, Executive Vice President and Secretary. This employment agreement became effective on October 27, 1999, was to terminate on October 27, 2002 and was to automatically renew for successive one-year periods after October 27, 2002, unless notice of termination was delivered by either party within 90 days prior to the termination date or any succeeding October 27. Mr. Garcia received an annual base salary of $300,000 which could be increased by the Board of Directors. In addition, Mr. Garcia was entitled to receive (a) an annual cash bonus to be determined by the Board of Directors, based on performance, and (b) options to purchase 250,000 shares of Class A Common Stock, at an exercise price equal to $20.00 per share, for past performance. The options were granted on October 27, 1999, with options to purchase 50,000 shares vesting on November 2, 1999 and the remaining options to purchase 200,000 shares to vest ratably over the ensuing four-year period. Mr. Garcia was also entitled to receive standard employee benefits provided to all of our executives, such as health, life and long-term disability insurance and reimbursement for business related expenses.

     On December 7, 2000, we entered into a new employment agreement with Mr. Garcia pursuant to which he continues to serve as our Chief Financial Officer, Executive Vice President and Secretary. This new employment agreement became effective as of December 7, 2000 and has similar terms to his employment agreement signed in fiscal year 2000, including a discretionary bonus, except that the new employment agreement has a term expiring December 7, 2005 (with a similar automatic renewal term to the October 25, 1999 employment agreement) and provides for an annual base salary of $400,000. Under his new agreement, Mr. Garcia is entitled to receive options to purchase 100,000 shares of common stock at an exercise price equal to the closing price on the Nasdaq National Market on December 7, 2000. Options to purchase 20,000 shares vested on December 7, 2000 and the remaining options will vest ratably over the next four years.

Luis Diaz-Albertini

     We have an employment agreement with Luis Diaz-Albertini dated as of October 25, 1999, pursuant to which Mr. Diaz-Albertini serves as our Vice President/Group Sales. The employment agreement became effective on October 27, 1999, terminates on October 27, 2002 and automatically renews for successive one-year periods after October 27, 2002, unless notice of termination is delivered by either party within 90 days prior to the termination date or any succeeding October 27. Mr. Diaz-Albertini receives an annual salary of $225,000 which may be increased by the Board of Directors. In addition, Mr. Diaz-Albertini is entitled to receive (a) an annual cash bonus to be determined by the Board of Directors, based on performance, and (b) options to purchase 50,000 shares of Class A Common Stock for past performance. The options were granted on October 27, 1999, with options to purchase 10,000 shares vesting on November 2, 1999 at an exercise price equal to $20.00 per share and options to purchase 40,000 shares to vest ratably over a four-year period. Mr. Diaz-Albertini is also entitled to receive standard employee benefits provided to all of our executives, such as health, life and long-term disability insurance and reimbursement for business related expenses.

Juan A. Garcia

     We had an employment agreement with Juan A. Garcia during fiscal year 2000 pursuant to which Mr. Garcia served as our Vice President of Finance and Strategic Planning. This employment agreement became effective on February 16, 2000, was to terminate on February 16, 2003 and automatically renew for successive one-year periods after February 16, 2003, unless notice of termination was delivered by either party within 90 days prior to the termination date or any succeeding February 16. Mr. Garcia received an annual base salary of $210,000 which could be increased by the Board of Directors. In addition, Mr. Garcia was entitled to receive (a) an annual cash bonus based on SBS meeting projected consolidated broadcast cash flow for each fiscal year, and
(b) options to purchase 100,000 shares of Class A Common Stock with an exercise price of $20.8125 per share. The options were granted effective as of February 16, 2000 with options to purchase 10,000 shares vesting on February 16, 2000, options to purchase 10,000 shares to vest on February 16, 2001 and options to purchase 20,000 shares to vest on each of the next four anniversaries of February 16, 2001. Mr. Garcia was also entitled to receive standard employee benefits provided to all of our executives. Mr. Garcia's employment with the Company terminated on November 24, 2000, at which time his unvested options were forfeited.

                             DIRECTOR COMPENSATION

     Directors who are officers or who were formerly officers do not receive any compensation for serving on our Board of Directors. Our non-employee directors are eligible to receive options under the Company's Non-Employee Director Stock Option Plan. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors.

     In connection with their election to the Board of Directors on November 2, 1999, we granted each of Messrs. Roman Martinez IV and Jason L. Shrinsky options for 50,000 shares of Class A Common Stock exercisable at the public offering price, of which, options for 10,000 shares vested immediately, options for 10,000 shares vested on November 2, 2000 and the rest will vest ratably over the next three years. Mr. Shrinsky holds his options for the benefit of his law firm, Kaye, Scholer, Fierman, Hays & Handler, LLP.

     Arnold Sheiffer, who served as a director from 1996 until August 1999, received a cash payment of $250,000, which was accrued in fiscal year 1999, and was granted options to purchase 250,000 shares of Class A Common Stock exercisable at $20.00 per share, which vested on November 2, 1999, for his past services as a director.

ANNUITY

     Upon the completion of our initial public offering on November 2, 1999, we purchased an annuity from The Canada Life Assurance Company as a retirement vehicle for the benefit of Messrs. Alarcon, Sr. and Grimalt for $10.2 million. Messrs. Alarcon, Sr. and Grimalt will receive annual payments of approximately $700,000 and $300,000, respectively, for the rest of their lives. Mr. Alarcon, Sr.'s wife and Mr. Grimalt's wife are joint annuitants with their husbands. Should Mrs. Alarcon, Sr. or Mrs. Grimalt survive their husbands, they would receive annual payments of $350,000 and $150,000, respectively, for the rest of their lives.

STOCK PLANS

  1999 Stock Option Plan

     We adopted an option plan to incentivize our present and future executive, managerial and other employees through equity ownership. The option plan provides for the granting of stock options to individuals selected by the Compensation Committee of the Board of Directors (or by the Board of Directors if such committee is not appointed). An aggregate of 3,000,000 shares of Class A Common Stock have been reserved for issuance under this option plan. The option plan allows us to tailor incentive compensation for the retention of personnel, to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices. As of September 24, 2000, options to purchase 1,593,552 shares of Class A Common Stock have been granted under this plan at exercise prices ranging from $10.00 to $24.63 per share.

     The Compensation Committee, or such other committees as the Board of Directors shall determine, has discretion to select the participants, to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the option plan. The option plan terminates ten years from the date that it was approved and adopted by the stockholders of SBS. Generally, a participant's rights and interest under the option plan are not transferable except by will or by the laws of descent and distribution.

     Options, which include non-qualified stock options and incentive stock options, are rights to purchase a specified number of shares of Class A Common Stock at a price fixed by the Compensation Committee. The option price may be less than, equal to or greater than the fair market value of the underlying shares of Class A Common Stock, but in no event will the exercise price of an incentive stock option be less than the fair market value on the date of grant.

     Options will expire no later than ten years after the date on which they are granted (five years in the case of incentive stock options granted to 10% stockholders). Options will become exercisable at such times and in such installments as the Compensation Committee or other designated committee shall determine. Notwithstanding this, any nonexercisable options shall immediately vest and become exercisable upon a change in control of SBS. Upon termination of a participant's employment with SBS, options that are not exercisable will be forfeited immediately and options that are exercisable will remain exercisable for twelve months following any termination by reason of an optionholder's death, disability or retirement. If termination is for any other reason other than cause, exercisable options will remain exercisable for three months following such termination. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash or common stock of SBS) as the Compensation Committee may determine.

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure of shares of SBS, the Compensation Committee will have the discretion to make any adjustments it deems appropriate in the number and kind of shares reserved for issuance upon the exercise of options and vesting of grants under the option plan and in the exercise price of outstanding options.

  Non-Employee Director Stock Option Plan

     We also adopted a separate option plan for our non-employee directors. The terms of the plan provide that the Board of Directors has the discretion to grant stock options to any non-employee director. An aggregate of 300,000 shares of Class A Common Stock have been reserved for issuance under this option plan. The plan is administered by the Board of Directors. In connection with their election as directors, on November 2, 1999, we granted each of Messrs. Shrinsky and Martinez an option under this plan to purchase 50,000 shares of Class A Common Stock exercisable at $20.00 per share. Of these options to purchase 50,000 shares, options to purchase 10,000 shares vested immediately and options to purchase 10,000 shares vested on November 2, 2000. Options to purchase 10,000 shares vest each year over the next three years on the anniversary of the grant so long as Messrs. Shrinsky and Martinez remain directors. Mr. Shrinsky holds his options for the benefit of his law firm, Kaye, Scholer, Fierman, Hays & Handler, LLP. Any non-exercisable options shall immediately vest and become exercisable upon a change in control of SBS. If a non-employee director's service as a director is terminated for any reason, all options held by the non-employee director which have not then vested shall terminate automatically.

401(K) PLAN

     We offer a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering our employees. Pursuant to the 401(k) Plan, an employee may elect to reduce his annual salary by 1%-15%, not to exceed the statutorily prescribed annual limit which is $10,500 for 2000, and have the amount of such reduction contributed to the 401(k) Plan. We may, at our option and in our sole discretion, make matching and/or profit sharing contributions to the 401(k) Plan on behalf of all participants. The 401(k) Plan is intended to qualify under
Section 401(a) of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until distributed to them and contributions by us will be deductible by us when, and if, made. The trustees under the 401(k) Plan, at the direction of each participant, invest such participant's assets in the 401(k) Plan in selected investment options.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

     Our third amended and restated certificate of incorporation has a provision which limits the liability of directors to us to the maximum extent permitted by Delaware law. The third amended and restated certificate of incorporation specifies that our directors will not be personally liable for monetary damages for breach of fiduciary duty as a director. This limitation does not apply to actions by a director or officer that do not meet the standards of conduct which make it permissible under the Delaware General Corporation Law for SBS to indemnify directors or officers.

     Our amended and restated by-laws provide for indemnification of directors and officers (and others) in the manner, under the circumstances and to the fullest extent permitted by the Delaware General Corporation

Law, which generally authorizes indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of SBS. Each director has entered into an indemnification agreement with us that provides for indemnification to the fullest extent provided by law. We believe that these provisions are necessary or useful to attract and retain qualified persons as directors and officers.

     We have obtained insurance for the benefit of our directors and officers that provides for coverage of up to $100.0 million.

     There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Board of Directors maintains a Compensation Committee whose members consist of Mr. Alarcon, Jr., Roman Martinez IV and Jason L. Shrinsky. Mr. Alarcon, Jr. is our Chairman of the Board of Directors, Chief Executive Officer and President. Roman Martinez IV and Jason L. Shrinsky are directors. The Compensation Committee met on November 13, 2000 to review certain compensation items for fiscal years 2000 and 2001. Arrangements for the Company's key employees for fiscal year 2000 were determined prior to the creation of the Compensation Committee, which was organized after the completion of our initial public offering on November 2, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following transactions were entered into between the Company, certain current directors, nominees for election as directors, officers and beneficial owners of five percent or more of the Company's common stock.

     Upon the completion of our initial public offering on November 2, 1999, we purchased an annuity for $10.2 million from The Canada Life Assurance Company as a retirement vehicle for the benefit of Mr. Alarcon, Sr., our Chairman Emeritus and a member of our Board of Directors, and Mr. Grimalt, our Secretary Emeritus and a member of our Board of Directors. Messrs. Alarcon, Sr. and Grimalt will receive annual payments of approximately $0.7 million and $0.3 million, respectively for the rest of their lives. Mr. Alarcon, Sr.'s wife and Mr. Grimalt's wife are joint annuitants with their husbands. Should Mrs. Alarcon, Sr. or Mrs. Grimalt survive their husbands, they would receive annual payments of $350,000 and $150,000, respectively, for the rest of their lives.

     On February 2, 2000, SBS completed the sale of WVMQ-FM in Key West, Florida and WZMQ-FM in Key Largo, Florida to South Broadcasting System, Inc., a company owned by Mr. Pablo Raul Alarcon, Sr., our Chairman Emeritus and a member of our Board of Directors, for total cash consideration of $0.7 million.

     We lease a two-bedroom furnished condominium apartment in midtown Manhattan from Mr. Alarcon, Jr., our Chief Executive Officer, President and Chairman of the Board of Directors, for a monthly rent of $9,000. The lease commenced in August 1987 and will expire in August 2007. During fiscal years 1999 and 1998, we renovated the apartment and incurred approximately $0.2 million in renovation expenses. We made no renovations in fiscal year 2000. Generally, the apartment is used by Mr. Alarcon, Jr. while on SBS business in New York. We believe that the lease for this apartment is at the market rate.

     For the year ended September 26, 1999, SBS paid operating expenses aggregating $0.1 million for a boat owned by CMQ Radio, an entity owned equally by Messrs. Alarcon, Sr. and Alarcon, Jr. The boat was used by SBS for business entertainment. For the year ended September 26, 1999, the amount paid by SBS for our use of the boat owned by CMQ Radio was comparable to amounts we would have paid had we leased the boat from an unaffiliated party. In November 1999, we discontinued our arrangement with respect to this boat. We have not made any further payments to CMQ Radio, Inc.

     Effective July 1993, Messrs. Alarcon, Sr. and Alarcon, Jr. executed promissory notes to SBS for the principal amounts of $0.5 million and $1.6 million, respectively. These promissory notes evidenced loans made by SBS to Messrs. Alarcon, Sr. and Alarcon, Jr. over several prior years. The notes were to mature in 2001 and bore interest at the rate of 6% percent per annum until July 19, 1994 and after that at the lesser of 9% percent per annum or the prime rate charged by the Chase Manhattan Bank, N.A. Interest on the unpaid principal amount of the notes was payable annually. In December 1995, SBS exchanged these promissory notes for amended and restated notes in the principal amounts of $0.6 million and $1.9 million due from Messrs. Alarcon, Sr. and Alarcon, Jr., respectively. The amended and restated notes bore interest at the rate of 6.36% per annum, were to mature on December 30, 2025, and the interest was to be payable in 30 equal annual installments of $43,570 and $143,158, respectively, on December 30th of each year starting December 30, 1996. As of September 26, 1999, $0.6 million and $1.9 million, plus accrued and unpaid interest of $0.1 million and $0.4 million to date, was outstanding, respectively, on these promissory notes. Upon completion of our initial public offering, Messrs. Alarcon, Sr. and Alarcon, Jr. paid all remaining amounts outstanding under these notes.

     In 1992, Messrs. Alarcon, Sr. and Alarcon, Jr. acquired a building in Coral Gables, Florida, for the purpose of housing the studios of WCMQ-AM and WCMQ-FM. In June 1992, Spanish Broadcasting System of Florida, Inc., a subsidiary of SBS, entered into a 20-year net lease with Messrs. Alarcon, Sr. and Alarcon, Jr. for the Coral Gables building which provides for a base monthly rent of $9,000. Effective June 1, 1998, the lease on this building was assigned to SBS Realty Corp., a realty management company owned by Messrs. Alarcon, Sr. and Alarcon, Jr. This building currently houses the offices and studios of all of our Miami stations. The lease on the stations' previous studios expired in October 1993, was for less than half the space of the stations' present studios and had a monthly rental of approximately $7,500. Based upon our prior lease for studio space, we believe that the lease for the current studio is at market rates.

     In 1992, Mr. Alarcon, Jr. and other investors organized Nuestra Telefonica, Inc., a New York corporation, to operate long distance telephone service in Spanish aimed at the Hispanic population in the markets served by our radio stations. In February 1993, Nuestra Telefonica entered into an access agreement with a common carrier and commenced operations. Nuestra Telefonica advertised its Spanish-language long distance telephone service on our radio stations in Los Angeles and New York and purchased this air time at standard station rates. Since early 1994, Nuestra Telefonica has not utilized any air time on our radio stations. As of September 26, 1999 Nuestra Telefonica owed SBS $0.4 million related to unpaid air time and $0.3 million related to certain expenses paid by SBS on Nuestra Telefonica's behalf. The amounts due were recorded on our books as a receivable and due from related party asset, respectively. Mr. Alarcon, Jr. personally guaranteed the payment of $0.5 million of Nuestra Telefonica's obligations to SBS. Mr. Alarcon, Jr. is Nuestra Telefonica's Chairman and majority shareholder. Joseph A. Garcia, our Executive Vice President and Chief Financial Officer and Secretary, is Nuestra Telefonica's President and a minority shareholder. Nuestra Telefonica is no longer an operating entity and, therefore, upon the completion of our initial public offering on November 2, 1999, we forgave the loans and canceled the guarantees described above. The unreserved portion of these receivables was written-off by SBS at September 26, 1999 and is included in our financial statements for the year ended September 26, 1999 under the line item "Other income (expense), net".

     Mr. Grimalt's son is employed by SBS as an operations manager. He was paid $129,419 and a bonus of $5,000 for the fiscal year ended September 24, 2000. As part of his compensation, we also paid the leasing costs for an automobile in the amount of $8,028. Mr. Alarcon, Jr.'s uncle is currently employed by us as an operations manager and his salary is $76,500.

     Roman Martinez IV, one of our directors, is a Managing Director for Lehman Brothers Inc. which acts and acted as financial advisor to us in connection with our financings and one of our acquisitions in fiscal year 2000. Jason L. Shrinsky, one of our directors, is a partner of Kaye, Scholer, Fierman, Hays & Handler, LLP, which firm has regularly represented us as our legal counsel and will continue to do so.

     On November 30, 2000, we loaned Luis Diaz-Albertini, our Vice President/Group Sales, $50,000 which is to be repaid over two years with amounts withheld from Mr. Diaz-Albertini's salary. The loan is subject to forgiveness if Mr. Diaz-Albertini meets certain sales targets.

     Our new corporate headquarters is located on one floor of a 21-story office building in Coconut Grove, Florida owned by Irradio Holdings Ltd., a Florida limited partnership, for which the general partner is Irradio Investments, Inc., a Florida subchapter S corporation wholly-owned by Mr. Alarcon, Jr. As of November 1, 2000, we are leasing our office space under a 10-year lease, with the right to renew for two consecutive five-year terms. We believe the monthly rent we pay for our new office space is below market rate.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's securities with the SEC. Reporting Persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the fiscal year ended September 24, 2000, all the Reporting Persons complied with all applicable filing requirements, except that: (1) on November 8, 1999, Luis Diaz-Albertini filed a Form 3 due on October 27, 1999 to report his ownership of options to purchase shares of the Company's Class A Common Stock; (2) on January 10, 2000, Mr. Diaz-Albertini filed a Form 4 due on November 10, 1999 to report his purchase of shares of the Company's Class A Common Stock; (3) on January 9, 2001, Mr. Diaz-Albertini filed an amended Form 4 for October 1999 to report his ownership of options to purchase shares of the Company's Class A Common Stock and to correct the reported vesting schedule for such options reported on his Form 3 filed on November 8, 1999; (4) on January 9, 2001, Mr. Diaz-Albertini filed an amended Form 3 to redact his prior report of ownership of options to purchase shares of the Company's Class A Common Stock reported on Form 3 filed on November 8, 1999; (5) on January 19, 2001, Jason L. Shrinsky filed an amended Form 3, to amend his Form 3 filed on November 12, 1999, to report his ownership of 15,000 shares of the Company's Class A Common Stock which he owns jointly with his spouse and to correct the reported vesting schedule for his options to purchase shares of the Company's Class A Common Stock; (6) on January 10, 2001, William Tanner filed a Form 3 due on September 10, 2000 and (7) on January 10, 2001, William Tanner filed a Form 4 due on September 10, 2000, to report, among other transactions, his ownership of options to purchase 218,552 shares of the Company's Class A Common Stock which were not granted by the Compensation Committee of the Board of Directors until January 2001, but which Mr. Tanner was entitled to receive as of August 31, 2000, pursuant to his employment agreement.

                BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee reviews the performance and salaries of the Company's executive officers, managers and key employees. In its deliberations the Compensation Committee oversees the Company's compensation program, including salaries and cash bonuses. The Compensation Committee consists of Chief Executive Officer (the "CEO") Raul Alarcon, Jr. and two outside directors, Roman Martinez IV and Jason L. Shrinsky.

     The executive officers and managers of the Company have the responsibility to direct our current and future operations in order to continue the historic financial and operating success of the Company. The Compensation Committee is committed to assisting the executive officers and managers in achieving the Company's continued growth by actively participating in salary, bonus and option plan decisions for all current and future Company employees. The Compensation Committee recognizes the need to provide incentives to and reward the executive officers and key management employees who direct the day-to-day operations of the

Company. It is axiomatic that financial rewards based upon performance are the best motivational tools available to provide incentives to management to achieve the Company's financial and operational goals thereby achieving maximum shareholder value in keeping with the Company's mandate.

     The Compensation Committee employs a policy of awarding cash bonuses and stock options based upon performance. Base salaries are also increased from time to time as an extra incentive and/or reward for future or past performance. In its deliberations on compensation the Compensation Committee takes into account a number of factors including, but not limited to, the marketplace, achieving budget goals, performance vis-a-vis competitors, performance relative to overall business conditions and the Company's results.

     Executive officer base salaries are established pursuant to historical wages and in relation to salaries for individuals in comparable positions paid by other broadcast companies. Executive officer cash bonuses are also based upon performance and provide the requisite incentive to meet annual performance goals. The performance bonuses are based upon the Company's and/or individual station results consistent with the annual operating budget presented to management and the Board of Directors. Cash bonus recommendations for executive officers, other than the CEO, are presented to the Compensation Committee by the CEO, and following a review and discussion are either revised or approved by the Compensation Committee. Any bonus for the CEO is determined by the Compensation Committee or is consistent with existing employment contracts.

     Equity ownership in the Company by executive officers, managers and key employees of the Company establishes a co-partnership with stockholders. Equity ownership by executive officers, managers and key employees is the most direct method to align employee interest with stockholders. Each Company employee awarded stock options has an incentive to increase stockholder value thereby benefitting all stockholders. When the Company hires executive officers, managers and other key employees, the Option Committee, a subcommittee of the Compensation Committee comprised of Roman Martinez IV and Jason L. Shrinsky, is presented by the CEO with a proposed stock option plan consistent with the 1999 Stock Option Plan, subject to the Company's vesting periods. On all other occasions, the Option Committee is presented a plan by the CEO for review, comment, revision or approval for additional option grants to existing managers and employees, traditionally on an annual basis, under the 1999 Stock Option Plan. The Option Committee, in its deliberation, makes the necessary determination as to whether the recommended additional annual grants will in fact provide incentives for executive officers, managers and key employees of the Company. In many instances, the additional option grants are necessary in order to insure continuity of management and operations. Options are granted at the current market price of the Company's Class A Common Stock and, as a consequence, have value to the optionholder only if the Company's Class A Common Stock increases in price over the exercise price. The amount of the initial and periodic grants to employees other than the CEO and the executive officers are proposed by the CEO for review, discussion and action by the Option Committee. The Option Committee establishes, when not governed by employment contract, stock option grants to the CEO, the Chief Financial Officer and other executive officers.

     On October 27, 1999, the Company entered into an employment agreement with Raul Alarcon, Jr., Chairman of the Board of Directors, President and CEO of the Company, which provides for an annual base salary of $1,000,000 and an annual cash performance bonus determined by the Board of Directors based on annual same station broadcast cash flow growth. Mr. Alarcon, Jr.'s employment agreement and the compensation arrangements for other Company key employees for fiscal year 2000 were determined prior to the creation of the Compensation Committee, which was organized after the completion of our initial public offering on November 2, 1999. The Compensation Committee on a going forward basis reviews the performance of the CEO of the Company annually in addition to the other executive officers of the Company.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

Membership and Role of the Audit Committee

     The Audit Committee consists of the following members of the Board of
Directors: Roman Martinez, IV and Jason L. Shrinsky. Both members of the Audit Committee are independent as defined under the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors which is included in this proxy as Appendix A.

     The primary function of the Audit Committee is to provide advice with respect to the Company's financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information which will be provided by the Company to any governmental body or the public, (ii) the Company's systems of internal controls that management and the Board of Directors have established and (iii) the Company's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to: i) serve as an independent and objective party to monitor the Company's financial reporting process and internal control system, ii) review and appraise the audit efforts of the Company's independent accountants and iii) provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

Review of the Company's Audited Financial Statements for the Fiscal Year ended September 24, 2000

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 24, 2000 with the Company's management. The Audit Committee has discussed with KPMG LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee).

     The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board No. 1 (Independent Discussion with Audit Committees) and the Audit Committee has discussed with KPMG LLP the latter's independence.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 24, 2000 for filing with the SEC.

Roman Martinez, IV
Jason L. Shrinsky

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The graph below compares the cumulative total stockholder return on the Company's Class A Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the Standard & Poor's Broadcasting Index for TV, Radio and Cable from October 27, 1999, the date on which the Company's common stock began trading on the Nasdaq National Market, to September 24, 2000. The data set forth below assumes the value of an investment in the Company's Class A Common Stock and in each Index was $100 on October 27, 1999 and assumes the reinvestment of dividends.

     The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Class A Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                  FROM OCTOBER 27, 1999 TO SEPTEMBER 24, 2000
              AMONG SPANISH BROADCASTING SYSTEM, INC., THE S&P 500
            INDEX AND THE S&P BROADCASTING (TV, RADIO, CABLE) INDEX
COMPARISON CHART

                                                          SBSA                 S&P BROADCAST MEDIA               S&P 500
                                                          ----                 -------------------               -------
Oct-99                                                   100.00                      100.00                      100.00
Nov-99
Dec-99                                                   110.13                      125.23                      114.90
Jan-00
Feb-00
Mar-00
Apr-00
May-00
Jun-00
Jul-00
Aug-00
Sep-00                                                    32.15                       92.31                      114.24

---------------
* $100 INVESTED ON OCTOBER 27, 1999 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS

  CUMULATIVE TOTAL RETURN

                            [CUMULATIVE RETURN TABLE]

                                   PROPOSAL 2
                           RATIFICATION OF SELECTION
                             OF INDEPENDENT AUDITORS

     The Company's financial statements for the year ended September 24, 2000 have been audited by KPMG LLP, independent certified public accountants. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and will have an opportunity to make a statement if they so desire.

     The Board of Directors has appointed KPMG LLP as independent auditors to audit the financial statements of the Company for the year ending September 30, 2001. Unless otherwise directed, the persons named in the accompanying proxy will vote in favor of the ratification of the appointment of KPMG LLP.

     The ratification of the selection of independent auditors requires a majority of the votes cast at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT EACH HOLDER OF CLASS A COMMON STOCK AND EACH HOLDER OF CLASS B COMMON STOCK VOTE "FOR" THE RATIFICATION OF KPMG LLP AS AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 2001.

                         STOCKHOLDER PROPOSALS FOR NEXT
                                 ANNUAL MEETING

     In order for a stockholder proposal to be included in the Proxy Statement for the next Annual Meeting of Stockholders, such proposal must be submitted in writing and received by the Company at 2601 South Bayshore Drive, Coconut Grove, Florida 33133, Attention: Joseph A. Garcia, Chief Financial Officer, no later than the close of business on October 15, 2001. In order to avoid controversy as to the date on which the Company received a proposal, stockholders should submit proposals by certified mail, return receipt requested.

     The deadline for delivering a notice of any other stockholder proposal which does not seek to nominate a director(s) of the Company or is not to be included in the proxy materials for the next Annual Meeting of stockholders will be December 31, 2001. The persons named as proxies in the proxy materials for the next Annual Meeting of Stockholders may exercise discretionary voting authority with respect to any matter that is not submitted to the Company by such date. Additionally, even if proper notice is received on or prior to December 31, 2001, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority in voting such proxies with respect to such proposal by advising the stockholders of the proposal and how they intend to exercise their discretion to vote on such proposal, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act, as amended.

                                 ANNUAL REPORT

     The Company's Annual Report on Form 10-K containing its financial statements for the fiscal year ended September 24, 2000 has been mailed concurrently with the mailing of this Proxy Statement. The Annual Report to Stockholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any stockholder who does not receive a copy of such Annual Report on Form 10-K may obtain one by writing to the Company.

              REPORT FILED WITH SECURITIES AND EXCHANGE COMMISSION

     Any beneficial owner of securities of the Company whose proxy is hereby solicited may request and receive without charge a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedules thereto, filed with the SEC. Such request should be addressed to: Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, Coconut Grove, Florida 33133, Attention: Joseph A. Garcia, Chief Financial Officer.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

                                          By Order of the Board of Directors

                                          /s/ Raul Alarcon, Jr.

                                          Raul Alarcon, Jr.
                                          Chairman of the Board of Directors

Coconut Grove, Florida
February 12, 2001

                                                                      APPENDIX A

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I. PURPOSE

     The primary function of the Audit Committee (the "Audit Committee") of the Board of Directors (the "Board") of Spanish Broadcasting System, Inc., a Delaware corporation (the "Corporation") is to assist the Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information which will be provided by the Corporation to any governmental body or the public, (ii) the Corporation's systems of internal controls that management and the Board have established; and (iii) the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

     - Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

     - Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board.

II. COMPOSITION

     The Audit Committee shall be comprised of two or more directors before June 14, 2001 and three or more directors after June 14, 2001 as determined by the Board.

     Prior to June 14, 2001. Prior to June 14, 2001, a majority of the members of the Audit Committee shall be "independent directors" and the term "independent director" shall mean a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

     On and Subsequent to June 14, 2001. On and subsequent to June 14, 2001, except as provided herein, all members of the Audit Committee shall be "independent directors" as defined below. The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in
Section IV. of this Charter. A member of the Audit Committee shall be considered to be an "independent director" if he or she is not an officer or employee of the Corporation or its subsidiaries or an individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The following persons shall not be considered "independent":

     - a director who is employed by the Corporation or any of its affiliates for the current year or any of the past three years;

     - a director who accepts any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

     - a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resided in such person's home.

     - a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation's securities) that exceed

       5% of the Corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

     - a director who is employed as an executive officer of another entity where any of the company's executives serves on that entity's compensation committee.

     Notwithstanding the foregoing, one director who is not "independent" (as defined above) and is not a current employee of the Corporation or its subsidiaries or an immediate family member of such an employee may be appointed to the Audit Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Audit Committee by that director is required by the best interests of the Corporation and its shareholders, and the Board discloses in the next proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

     All members of the Audit Committee shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or be able to do so within a reasonable period of time after his or her appointment to the Audit Committee, and at least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any comparable experience or background which results in the member's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     The members of the Audit Committee shall be elected by the Board at each annual organizational meeting of the Board and each member shall serve on the Audit Committee until the next succeeding annual organizational meeting of the Board and his or her successor shall have been elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

III. MEETINGS

     The Audit Committee shall meet as frequently as the Audit Committee deems appropriate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the head of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee or at least its Chairman should meet with the independent accountants and management quarterly to review the Corporation's financials. See item IV.6 below.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

     1. Recognize that the independent accountants are ultimately accountable to the Board and the Audit Committee, as representatives of the Corporation's shareholders.

     2. Recommend to the Board the nomination of the independent accountants, considering independence and effectiveness of the independent accountants, to be proposed for shareholder approval, and approve the fees and other compensation to be paid to the independent accountants.

     3. Confer with the independent accountants concerning the scope of their examinations of the Corporation's books and records directing their special attention to specific matters or areas deemed by the Audit Committee or the independent accountants to be of special significance.

     4. Review the Corporation's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

     5. Review with financial management and the independent accountants the Corporation's Form 10-Q prior to its filing or prior to the release of earnings. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

     6. At least annually receive from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Corporation consistent with Independence Standards Board Standard 1. Actively engage in a dialogue with the independent accountants with respect to any disclosed relationship or services which may impact the independent accountants' objectivity and independence and recommend that the full Board take appropriate action to oversee the independence of the independent accountants.

     7. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     8. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

     9. In consultation with the independent accountants and the internal auditing department, review the integrity of the Corporation's financial reporting processes, both internal and external.

     10. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

     11. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     12. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

     13. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.)

     14. Review activities, organizational structure, and qualifications of the internal auditing department.

     15. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

     16. Perform any other activities consistent with this Charter, the Corporation's Certificate of Incorporation, the Corporation's By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

V. ANNUAL REVIEW

     The Board will review and update this charter at least annually, as conditions dictate.

               TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE
--------------------------------------------------------------------------------

                        SPANISH BROADCASTING SYSTEM, INC.

                  PROXY FOR 2001 ANNUAL MEETING OF STOCKHOLDERS
                       SOLICITED BY THE BOARD OF DIRECTORS
                                March 5, 2001

The undersigned, having received notice of the 2001 annual meeting of stockholders to be held on March 5, 2001 at 11:30 a.m., Eastern time, at the Continental Ballroom, Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, Florida 33133 and the Proxy Statement relating to the meeting, hereby revokes all prior proxies and appoints Raul Alarcon, Jr., Joseph A. Garcia, and each of them acting singly, with full power of substitution, as proxies to represent and vote on behalf of the undersigned, as designated below, all shares of Class A common stock, par value $0.0001 per share, and all shares of Class B common stock, par value $0.0001 per share, of Spanish Broadcasting System, Inc., a Delaware corporation, that the undersigned would be entitled to vote if present in person at the 2001 annual meeting of stockholders and any adjournment or adjournments thereof. These proxies are authorized to vote in their discretion upon such other matters as may properly come before the annual meeting.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned. If a choice is not specified with respect to any proposal, this proxy will be voted FOR such proposal.

Attendance of the undersigned at the annual meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing and shall vote in person at the annual meeting.

EACH STOCKHOLDER SHOULD SIGN THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPANISH BROADCASTING SYSTEM, INC.

         HAS YOUR ADDRESS CHANGED?               DO YOU HAVE COMMENTS?

---------------------------------------    ------------------------------------

---------------------------------------    ------------------------------------

               TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE
--------------------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

PROPOSAL 1:   Election of Directors.  For Raul Alarcon, Jr., Pablo Raul Alarcon,
              Sr., Jose Grimalt, Roman Martinez IV, and Jason L. Shrinsky.
              (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "FOR ALL EXCEPT" box and write that nominee's name in the space provided.) Exceptions:__________________________

              [ ] FOR ALL NOMINEES LISTED        [ ]  WITHHOLD AUTHORITY TO VOTE FOR ALL        [ ]  FOR ALL EXCEPT

PROPOSAL 2:   Ratification of appointment of KPMG LLP as auditors for the fiscal year ending September 30, 2001.

                          [ ]  FOR                      [ ]  AGAINST                 [ ]  ABSTAIN

                                    Signature(s):______________________________
                                    Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    Dated: ______________________________, 2001

                                    Mark, sign and date the attached proxy card and return it in the postage-paid envelope enclosed.